UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Security Capital U.S. Realty
   69 route d'Esch
   L-1470, Luxembourg
2. Issuer Name and Ticker or Trading Symbol
   Regency Realty Corporation/REG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/97
5. If Amendment, Date of Original (Month/Year)
   6/96
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |12/4/ |P   | |700,000*          |A  |$22.125    |11,284,439         |I     |    By Security Capital    |
                           |97    |    | |                  |   |           |                   |      |      Holdings S.A.        |
                           |      |    | |                  |   |           |                   |      |     (a wholly owned       |
                           |      |    | |                  |   |           |                   |      |       subsidiary)         |
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Common Stock               |12/4/ |P   | |35,000*           |A  |$21.79     |11,284,439         |I     |    By Security Capital    |
                           |97    |    | |                  |   |           |                   |      |      Holdings S.A.        |
                           |      |    | |                  |   |           |                   |      |     (a wholly owned       |
                           |      |    | |                  |   |           |                   |      |       subsidiary)         |
___________________________________________________________________________________________________________________________________|

*   The transaction is more fully described in the Amendment No. 6 to
Schedule 13D to be filed by Security Capital U.S. Realty and Security Capital Holdings S.A.

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Right to Purchase*    |$22.125 |12/4/|C   | |700,000    |D  |var- |var- |Common      |700,000|n/a    |0           |I  |By Security |
                      |        |97   |    | |           |   |ies  |ies  |Stock       |       |       |            |   |  Capital   |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |  Holdings  |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |  S.A. (a   |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |  wholly    |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |  owned     |
                      |        |     |    | |           |   |     |     |            |       |       |            |   | subsidiary)|
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*   The transaction is more fully described in the Amendment No. 6 to
Schedule 13D to be filed by Security Capital U.S. Realty and Security Capital Holdings S.A.


SIGNATURE OF REPORTING PERSON
/s/ David Roth

DATE
12/11/97